Exhibit 99.1

Silk Road Medical Reports Second Quarter 2023 Financial Results

SUNNYVALE, Calif., August 1, 2023 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended June 30, 2023.

“Silk Road is the leading force in stroke prevention for patients with severe carotid artery stenosis, and our second quarter results demonstrate the strong momentum behind TCAR as the gold standard in carotid stenting,” said Erica Rogers, CEO of Silk Road Medical. “Our next generation technology coupled with our expanding field presence further strengthen our category leadership in the treatment of carotid artery disease.”

Second Quarter 2023 Financial Results
Revenue for the second quarter of 2023 was $45.3 million, an increase of $12.1 million or 37%, compared to the second quarter of 2022. Growth was driven primarily by growing TCAR adoption.

Gross profit for the second quarter of 2023 was $32.3 million compared to $24.2 million for the second quarter of 2022. Gross margin was 71% for the second quarter of 2023 compared to 73% for the second quarter of 2022. Gross margin in the second quarter of 2023 was impacted by higher manufacturing costs associated with labor and materials and having two manufacturing facilities.

Operating expenses were $46.6 million for the second quarter of 2023, compared to $38.4 million in the comparable prior year period, which represents an increase of 22%.  The increase was due primarily to the continued expansion of the sales team and commercial efforts.

Net loss was $13.5 million in the second quarter of 2023, or $0.35 per share, as compared to a loss of $15.4 million, or $0.44 per share, in the corresponding period of the prior year.

Cash, cash equivalents and investments were $202.2 million as of June 30, 2023.

2023 Financial Guidance
Silk Road Medical projects revenue for the full year 2023 to range from $180 million to $184 million, which represents 30% to 33% growth over the Company’s prior year revenue.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, August 1, 2023, to discuss its second quarter 2023 financial results. Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including Silk Road Medical’s financial guidance and statements related to the strength of its business and ability to achieve growth. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, future operating results and financial performance; the ability to obtain an adequate supply of materials and components from its third-party suppliers; product development plans and the ability to commercialize new products in a timely manner; plans to conduct further clinical trials; the ability to obtain additional indications or new regulatory approvals or clearances for its products; use of its products by physicians; the ability to grow its commercialization infrastructure; the effect of economic conditions and COVID-19 or similar pandemics on its business; government and third-party payer coverage and reimbursement; success in retaining and recruiting key personnel; and the ability to obtain and maintain intellectual property protection for its products. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2023. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Investor Contact:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue	$45,298	$33,173	$85,429	$61,193
Cost of goods sold	13,004	9,012	25,530	17,588
Gross profit	32,294	24,161	59,899	43,605
Operating expenses:
Research and development	10,780	10,655	21,213	18,778
Selling, general and administrative	35,830	27,700	69,913	54,975
Total operating expenses	46,610	38,355	91,126	73,753
Loss from operations	(14,316)	(14,194)	(31,227)	(30,148)
Interest income	2,434	122	4,721	134
Interest expense	(1,712)	(1,031)	(3,405)	(1,652)
Loss on debt extinguishment	—	(245)	—	(245)
Other income (expense), net	110	(50)	(33)	(166)
Net loss	(13,484)	(15,398)	(29,944)	(32,077)
Other comprehensive loss:
Change in unrealized loss on investments, net	(414)	(2)	(165)	(2)
Other comprehensive loss	(414)	(2)	(165)	(2)

Net loss and comprehensive loss	$(13,898)	$(15,400)	$(30,109)	$(32,079)

Net loss per share, basic and diluted	$(0.35)	$(0.44)	$(0.77)	$(0.91)

Weighted average common shares used to compute net loss per share, basic and diluted	38,765,166	35,143,178	38,649,327	35,083,569

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$28,400	$55,358
Short-term investments	159,961	158,316
Accounts receivable, net	21,525	18,007
Inventories	19,067	19,293
Prepaid expenses and other current assets	4,543	3,924
Total current assets	233,496	254,898
Long-term investments	13,884	—
Property and equipment, net	8,644	9,372
Restricted cash	—	155
Other non-current assets	7,336	5,260
Total assets	$263,360	$269,685
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,338	$2,523
Accrued liabilities	18,759	21,965
Total current liabilities	24,097	24,488
Long-term debt	75,104	74,596
Other liabilities	8,654	6,726
Total liabilities	107,855	105,810
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	39	38
Additional paid-in capital	529,453	507,715
Accumulated other comprehensive income (loss)	(331)	(166)
Accumulated deficit	(373,656)	(343,712)
Total stockholders' equity	155,505	163,875
Total liabilities and stockholders' equity	$263,360	$269,685